Exhibit 10.17

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of the 3rd day of April, 2012 (the “Effective Date”), by and between Grandparents.com, Inc., a Delaware corporation having its principal office at 589 Eighth Avenue, 6th Floor, New York, NY 10018 (the “Company”), and Sara E. Breslau, an individual residing at 535 West 110th Street #71, New York, NY 10025 (the “Executive”) (each, a “party” and, together, the “parties”).

WHEREAS, the Company wishes to employ the Executive, and the Executive wishes to accept such employment, pursuant to the terms and subject to the conditions set forth in this Agreement,

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, each of the parties hereby agrees as follows:

1.	Employment.

The Company hereby agrees to employ the Executive as Senior Vice President and Editor-in-Chief, and the Executive hereby accepts such employment, in accordance with the terms and subject to the conditions of this Agreement.

2.	Duties of the Executive.

The duties of the Executive shall include the performance of all of the duties typical of the office or position held by the Executive as described in the bylaws of the Company, and such other duties and projects as may be assigned to her by the board of directors of the Company (the “Board of Directors”). The Executive shall report to the Company’s CEO, and one CEO shall be designated by the Company in case there is more than one CEO. During the Term (as hereinafter defined), the Executive shall devote her full business time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Nothing herein shall preclude the Executive from participating as a member of a board of directors or an advisory board of any company whose business does not compete with the business of the Company or with respect to any investment activities.

3.	Compensation.

In consideration of the services to be rendered by the Executive hereunder, the Company shall compensate the Executive as follows:

A.	Commencing on the Effective Date and continuing for the Term, the Company shall pay the Executive an annual base salary of $185,000 per year, payable in installments according to the Company’s regular payroll schedule. The Executive’s base salary shall be subject to all applicable withholding and other taxes.

B.	On the Effective Date, the Company shall grant the Executive options to purchase two hundred fifty thousand (250,000) shares of the Company’s common stock, $.01 par value per share (the “Common Stock”), pursuant to the Company’s 2012 Stock Incentive Plan, as amended from time to time (the “Options”). The shall have an exercise price equal to the closing price of the Common Stock on the OTC Bulletin Board as of the Effective Date. The rights of the Executive to exercise the Options shall vest in accordance with the Option Grant Letter attached hereto as Exhibit A, together with Appendix A attached thereto (each of which is incorporated herein by reference).

4.	Benefits.

A.	Holidays. The Executive will be entitled to the same holiday schedule as provided to other officers of the Company as set forth in the Company’s employment benefits plan, as may be modified from time to time. The Company will notify the Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year.

B.	Vacation. The Executive shall be entitled to four (4) weeks paid vacation days in each calendar year, to be taken at times mutually acceptable to the Company and the Executive.

C.	Sick Leave. The Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of the Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the Board of Directors.

D.	Medical. The Company agrees to include the Executive in the group medical and hospital plan of the Company during the Term. The Executive shall be responsible for payment of any federal or state income tax imposed on these benefits.

E.	Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by the Executive in the performance of the Executive’s duties. The Executive will maintain records and written receipts as required by Company policy. Within a reasonable period following the Effective Date, the Company will reimburse the Executive up to $5,000 for legal fees incurred thereby in connection with the negotiation and execution of this Agreement.

5.	Term

The term of this Agreement shall commence on the Effective Date and terminate on the fifth (5th) anniversary of the Effective Date, unless earlier terminated by either party as contemplated in Section 6 hereof (the “Term”).

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6.	Termination.

The Executive’s employment pursuant to this Agreement may be terminated under the following circumstances:

A.	Termination for Cause, or Voluntary Termination by Either Party after the First Year of Employment.

(i) At any time during the Term, the Company may terminate the Executive’s employment hereunder for “Cause” (as hereinafter defined). For purposes of this Agreement, “Cause” shall mean (a) the Executive’s failure to follow reasonable directives of the Company, (b) the Executive’s failure to report to work on a reasonable basis, (c) theft, embezzlement, fraud or misappropriation of funds by the Executive; (d) any indictment brought against the Executive for a felony; or (e) the Executive engages in willful gross misconduct or willful gross neglect in carrying out her duties hereunder resulting, in either case, in material economic harm to the Company; provided, however, that the Executive shall have ten (10) days, after receiving written notice from the Company specifying in reasonable detail any grounds for termination of her employment hereunder for Cause, to cure the same (to the extent cure is possible). In the event the Executive is terminated for Cause pursuant to this paragraph 6(A)(i), the Company may immediately relieve the Executive of all duties hereunder and shall, no later than five (5) business days following the Date of Termination (as hereinafter defined), pay the Executive an amount equal to the sum of (1) the pro-rata portion of the Executive’s then applicable base salary earned, but unpaid, as of the Date of Termination and (2) any accrued amounts due pursuant to Section 4(E) hereof.

(ii) In addition, each of the Company or the Executive may, after the first anniversary of the Effective Date (the “First Anniversary”), terminate this Agreement for any reason whatsoever upon not less than ninety (90) days’ prior written notice to the other party; it being understood by each of the parties that prior to the First Anniversary (a) the Company may not terminate the Executive’s employment hereunder other than for Cause and (b) the Executive may not voluntarily terminate her employment hereunder other than for Good Reason. In the event the Executive’s employment hereunder is terminated by the Company at any time without Cause (including, without limitation, in accordance with this paragraph 6(A)(ii)), the Company shall, no later than five (5) business days following the Date of Termination, pay the Executive an amount equal to the sum of (1) the pro-rata portion of the Executive’s then applicable base salary for a period of six (6) months, (2) the Executive’s accrued but unused vacation days as of the Date of Termination, and (3) any accrued amounts due pursuant to Section 4(E) hereof. In the event the Executive terminates her employment hereunder in accordance with this paragraph 6(A)(ii), the Company shall, no later than five (5) business days following the Date of Termination, pay the Executive an amount equal to the sum of (x) the pro-rata portion of the Executive’s then applicable base salary earned, but unpaid, as of the Date of Termination and (y) any accrued amounts due pursuant to Section 4(E) hereof.

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B.	Termination by the Executive for Good Reason.

At any time during the Term, the Executive may terminate her employment hereunder for Good Reason (as hereinafter defined). For purposes of this Agreement, “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of either of the following events: (x) a substantial or unreasonable diminution of the Executive’s duties; provided, however, that the Company shall have ten (10) days, after receiving written notice from the Executive specifying in reasonable detail any grounds for termination of her employment hereunder for Good Reason, to cure the same (to the extent cure is possible), or (y) the relocation of the Executive more than twenty-five (25) miles from her current residence. In the event the Executive’s employment hereunder is terminated for Good Reason, the Company shall, no later than five (5) business days following the Date of Termination, pay the Executive an amount equal to the sum of (1) the pro-rata portion of the Executive’s then applicable base salary for a period of six (6) months, (2) the Executive’s accrued but unused vacation days as of the Date of Termination and (3) any accrued amounts due pursuant to Section 4(E) hereof. Anything set forth herein to the contrary notwithstanding, “Good Reason” shall not include any reorganization or restructuring of the Company, including by virtue of an acquisition or merger transaction, so long as the Executive remains employed as the Editor-In-Chief of the Grandparents.com website.

C.	Death.

The Executive’s employment hereunder shall terminate upon her death. In such event, the Company shall, no later than five (5) business days following the Date of Termination, pay the Executive an amount equal to the sum of (i) the pro-rata portion of the Executive’s then applicable base salary earned, but unpaid, as of the Date of Termination, (ii) the Executive’s accrued but unused vacation days as of the Date of Termination and (iii) any accrued amounts due pursuant to Section 4(E) hereof.

D.	Notice of Termination.

No termination of the Executive’s employment hereunder by the Company or the Executive (other than pursuant to Section 6(C) hereof) shall be effective until written notice of termination (a “Notice of Termination”) shall have been given to the other party.

E.	Date of Termination.

For purposes of this Agreement, “Date of Termination” shall mean (i) the date upon which a Notice of Termination is effectively delivered hereunder to the nonterminating party or (ii) the date of the Executive’s death if her employment is terminated hereunder pursuant to Section 6(C) hereof. Benefits shall cease in accordance with the terms of the applicable Company policies or plans.

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7.	Employee Covenants.

A.	Unauthorized Disclosure. The Executive shall not, during the Term and thereafter, make any Unauthorized Disclosure. For purposes of this Agreement, “Unauthorized Disclosure” shall mean disclosure by the Executive without the prior written consent of the Board of Directors to any person or entity, other than an employee of the Company or a person or entity to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of her duties as an executive officer of the Company, of any confidential information relating to the business or prospects of the Company including, but not limited to, any confidential information with respect to any of the Company’s customers, products, methods of distribution, strategies, business and marketing plans and business policies and practices, except (i) to the extent disclosure is or may be required by law, by a court of law or by any governmental agency or other person or entity with apparent jurisdiction to require her to divulge, disclose or make available such information or (ii) in confidence to an attorney or other advisor for the purpose of securing professional advice concerning the Executive’s personal matters provided such attorney or other advisor agrees to observe these confidentiality provisions. Unauthorized Disclosure shall not include the use or disclosure by the Executive, without consent, of any information known generally to the public or known within the Company’s trade or industry (other than as a result of disclosure by her in violation of this paragraph). This confidentiality covenant has no temporal, geographical or territorial restriction.

B.	Non-Competition. In the event (a) the Company terminates the Executive’s employment hereunder at any time for Cause or (b) the Executive voluntarily terminates her employment hereunder without Good Reason prior to the First Anniversary, then the Executive shall not, for a period of six (6) months following the Date of Termination, directly or indirectly, without the prior written consent of the Company, own, manage, operate, join, control, be employed by, consult with or participate in the ownership, management, operation or control of, or be connected with (other than as a 5% or less stockholder, partner, or beneficial owner) any website directly competitive with the Company’s website that targets the lifestyle and inter-relationships of grandparents, their adult children and grandchildren.

C.	Non-Disparagement and Non-Solicitation. The Executive shall not, either directly or indirectly, alone or in conjunction with another person, disparage the Company or its shareholders, directors, employees, and agents, or interfere with or harm, or attempt to interfere with or harm, the relationship of the Company, its subsidiaries and/or affiliates, with any person who at any time was an employee, advisor, consultant or agent of the Company. This paragraph shall survive the termination of this Agreement.

D.	Remedies. The Executive agrees that any breach of the terms of this paragraph would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law, and further agrees that in the event of said breach or any threat of breach, the Company shall be entitled to seek an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive, in addition to any other remedies to which the Company may be entitled at law or in equity. The Executive and the Company further agree that the provisions of the covenants not to compete, and not to disparage or solicit are reasonable and that the Company would not have entered into this Agreement but for the inclusion of such covenants herein. Should a court or arbitrator determine, however, that any provision of the covenants is unreasonable, either in period of time, geographical area, or otherwise, the parties agree that the covenants should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable.

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8.	Notices.

Any notice required by this Agreement or given in connection with it shall be deemed to have been given if delivered in writing personally or by certified mail, postage prepaid, or recognized overnight delivery services to the appropriate party at the address set forth below, or at such other address as each party may designate in writing to the other:

If to the Company:

Grandparents.com, Inc.

589 Eighth Avenue, 6th Floor

New York, NY 10018

Attention: Joseph E. Bernstein

with a copy to:

Sills Cummis & Gross P.C.

1 Riverfront Plaza

Newark, New Jersey 07102

Attention: Jeffrey L. Wasserman

If to the Executive:

Sara E. Breslau, 535 West 110th Street #71, New York, NY 10025

with a copy to:

Peter D. Deutsch, LLC

708 Third Avenue, 6th Floor

New York, New York 10017

Attention: Peter D. Deutsch

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9.	Final Agreement; Modifications.

This Agreement, together with the Option Grant Letter attached hereto as Exhibit A and Appendix A attached thereto, contains the entire agreement and understanding between the parties with regard to the matters described herein, and terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

10.	Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to the principles of conflicts of laws thereof.

11.	Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meanings or intent.

12.	No Assignment.

Neither this Agreement nor any interest in this Agreement may be assigned by either party without the prior express written approval of the other party; provided, however, that the Company may assign this Agreement without the consent of the Executive to (a) any subsidiary or other affiliate of the Company, (b) any corporation, partnership or other business entity that results from the reorganization, merger or consolidation of the Company with any other entity or (c) any corporation, partnership or other business entity to which all or substantially all of the Company’s business or assets may be sold or transferred.

13.	Successors and Assigns.

The Executive and her heirs and legal representatives, and the Company and its successors and permitted assigns, shall be bound by this Agreement and no other person shall acquire or have any rights hereunder.

14.	Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15.	Arbitration.

In the event of any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Agreement, if either party delivers to the other party a written demand for arbitration of a controversy or claim, then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in New York, NY. Each of the Company and the Executive shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Executive. The Panel shall have no authority to add to, alter, amend or refuse to enforce any portion of this Agreement. The Company and the Executive each waive any right to a jury trial or to petition for a stay in any action or proceeding of any kind arising out of or relating to this Agreement.

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16.        Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures follow on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written.

GRANDPARENTS.COM, INC.

By:	/s/ Joseph Bernstein
Joseph Bernstein
Co-Chief Executive Officer

EXECUTIVE

/s/ Sara E. Breslau
Sara E. Breslau